Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH CORPORATION REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS
•	Astrotech Space Operations (“ASO”), the Company’s core business, supported the successful launch of NASA’s Solar Dynamic Observatory and GOES-P Earth Observation Satellite

•
1st Detect, the Company’s majority-owned subsidiary which is developing a mini-mass spectrometer for commercial markets, received an investment commitment of $1.8 million from the Texas Emerging Technology Fund

•	Trailing twelve month revenue of $32.9 million, up 19% over the previous twelve month period ended March 31, 2009
Austin, Texas, May 17, 2010 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial space services, today announced financial results for the third quarter ended March 31, 2010 of its fiscal year 2010.
Third Quarter Results
The Company posted a third quarter fiscal year 2010 net loss of $0.6 million, or $(0.04) per diluted share on revenue of $6.6 million, compared with a third quarter fiscal year 2009 net income of $3.6 million, or $0.21 per diluted share, on revenue of $11.8 million.
Nine Months Results
Astrotech’s net income for the first nine months of 2010 was $1.8 million, or $0.10 per diluted share, on revenue of $22.5 million. This compares to net income of $2.1 million, or $0.12 per diluted share, on revenue of $21.6 million for first nine months fiscal year 2009.
“Astrotech Corporation continues to perform extremely well for its shareholders as our cash flows and backlog remain strong. I’m particularly pleased with our ASO team for their outstanding support of the RSC-Energia’s Mini Research Module 1 (MRM1) that was processed in our facilities and sent to the International Space Station aboard the Space Shuttle Atlantis this past week”, said Thomas B. Pickens, III, Chairman and CEO.
Update of Ongoing Operations
The Company’s 18-month rolling backlog at March 31, 2010, which includes contractual backlog and scheduled but uncommitted missions, is $27.2 million. The majority of the backlog is for ASO pre-launch satellite processing services, which include hardware launch preparation; advance planning; use of unique satellite preparation facilities; and spacecraft checkout, encapsulation, fueling, transport, and remote control through launch.
ASO supported the successful launches of the Solar Dynamic Observatory and GOES-P Earth Observation Satellite during the quarter, while also providing support for missions which were in process at our facilities in Titusville, Florida and in California at Vandenberg Air Force Base. Additionally, the Company supported the processing of RSC-Energia’s MRM1 in its Cape Canaveral facility.

Astrogenetix, the Company’s biotechnology subsidiary which is developing medicines in space, participated in the eighth flight in its series of microgravity experiments aboard Space Shuttle Endeavor during STS-130. The research consisted of methicillin-resistant Staphylococcus aureus (“MRSA”) microbes targeted for a potential MRSA vaccine or therapeutic. This process led to the identification of target genes for MRSA virulence which is planned for verification and validation on STS-131 and STS-132.
1st Detect was awarded an investment from the state of Texas’ Emerging Technology Fund of $1.8 million in the quarter ended March 31, 2010. The investment from the state will go toward further development and commercialization of 1st Detect’s mini-mass spectrometer, which is intended to be used in the defense and medical markets to detect residues and vapors from a wide range of chemicals.
Financial Position and Liquidity
Working capital was $3.5 million as of March 31, 2010, which included $6.2 million in cash and $8.3 million of accounts receivable. Included in current liabilities are the Company’s $5.1 million of senior convertible notes and $3.4 million term loan, which have scheduled maturity in the next twelve months.
About Astrotech Corporation
Astrotech Corporation (Nasdaq: ASTC) is a commercial aerospace company that provides spacecraft payload processing and government services, designs and manufactures space hardware, and commercializes space technologies for use on Earth. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now focusing on two companies: 1st Detect Corporation, which is developing a mini-mass spectrometer first developed for the International Space Station; and Astrogenetix, Inc., which is developing biotech products in space and has recently developed a vaccine candidate for Salmonella.
The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risks and business considerations described in the company’s Securities & Exchange Commission filings including those described in Item 1A of our 2009 annual report on Form 10-K (as amended) and our most recent quarterly report on Form 10-Q. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512-485-9520
shaywood@astrotechcorp.com
Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009
Revenue	$6,647	$11,849	$22,489	$21,608
Costs of revenue	3,360	4,825	8,962	11,593

Gross profit	3,287	7,024	13,527	10,015

Operating expenses:
Selling, general and administrative	3,170	2,671	9,515	6,520
Research and development	1,117	553	2,119	1,636

Total operating expenses	4,287	3,224	11,634	8,156

Income (loss) from operations	(1,000)	3,800	1,893	1,859
Gain on notes repurchased	—	—	—	665
Interest and other expense, net	(26)	(105)	(366)	(329)

Income (loss) before income taxes	(1,026)	3,695	1,527	2,195

Income tax expense	53	(93)	(22)	(93)

Net income (loss)	$(973)	$3,602	$1,505	$2,102

Less: Net loss attributable to noncontrolling interest*	(326)	—	(326)	—
Net income (loss) attributable to Astrotech Corp	$(647)	3,602	$1,831	2,102

Net income (loss) per share, basic	$(0.04)	$0.22	$0.11	$0.13
Weighted average common shares outstanding, basic	16,610	16,547	16,531	16,444

Net income (loss) per share, diluted	$(0.04)	$0.21	$0.10	$0.12
Weighted average common shares outstanding, diluted	16,610	17,316	18,278	16,867

*
Note: Noncontrolling interest resulted from a grant of restricted stock in 1st Detect and Astrogenetix to certain employees, officers and directors. Please refer to the March 31, 2010 10-Q filed with the Securities and Exchange Commission for further detail.

See accompanying notes to unaudited condensed consolidated financial statements.

ASTROTECH CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2010	2009
Assets
Cash and cash equivalents	$6,253	$4,730
Accounts receivable, net	8,270	12,279
Short-term note receivable, net	675	—
Prepaid expenses and other current assets	955	591

Total current assets	16,153	17,600

Property, plant, and equipment, net	39,972	40,226
Other assets, net	34	1,093

Total assets	$56,159	$58,919

Liabilities and Stockholders’ Equity
Current liabilities	$12,680	$9,182
Long-term liabilities	598	9,189
Stockholders’ equity	42,881	40,548

Total liabilities and stockholders’ equity	$56,159	$58,919

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